Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 2 to this Registration Statement on Form S-1 (No. 333-113917) of our report dated March 27, 2003, except for the matters described in the second paragraph of Note 1 and Note 18, which are as of December 24, 2003, relating to the financial statements and financial statement schedule of TriMas Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP

Detroit, Michigan
June 8, 2004